UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                Administaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   007094 105
             ------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                                     -----
CUSIP No. 007094 105                                                        -1-
---------------------                                                     -----

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Paul J. Sarvadi                       ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      /_/

                                                                 (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       2,179,267  (*)    15.8%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        2,179,267  (*)    15.8%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,179,267  (*)
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          /x/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 214,967 shares owned by the Sarvadi Family Foundation of which Mr. Sarvadi is President. Mr. Sarvadi disclaims beneficial ownership of these shares.

                                  SCHEDULE 13G

------------------------------                                            -----
CUSIP No.          007094 105                                               -2-
------------------------------                                            -----

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Richard G. Rawson                        ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      /_/

                                                                (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       831,785    6%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        831,785     6%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         831,785
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                            -----
CUSIP No.          007094 105                                                -3-
------------------------------                                            -----

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Scott C. Hensel                          ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      /_/

                                                                 (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       784,300     5.7%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        784,300     5.7%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         784,300
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.7%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                             -----
CUSIP No.          007094 105                                                -4-
------------------------------                                             -----

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          James W. Hammond                              ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      o

                                                                 (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       733,259  (*)     5.3%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        733,259  (*)     5.3%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         733,259  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 43,667 shares owned by the Hammond Family Foundation of which Mr. Hammond is President. Mr. Hammond disclaims beneficial ownership of these shares.

                                  SCHEDULE 13G

------------------------------                                            ------
CUSIP No.          007094 105                                               -5-
------------------------------                                            ------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Paul S. Lattanzio                             ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)     /_/

                                                                  (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,958,677  (*)     14.2%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,958,677  (*)     14.2%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                          -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,958,677  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 1,958,677 shares owned by Pyramid Ventures, Inc. Mr. Lattanzio disclaims beneficial ownership of these shares.

                                  SCHEDULE 13G

------------------------------                                            ------
CUSIP No.          007094 105                                               -6-
------------------------------                                            ------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Stephen M. Soileau                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)    /_/

                                                                  (b)    /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       626,324  (*)     4.3%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        626,324  (*)     4.3%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         626,324  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 626,324 Warrants owned by the Board of Directors of the Texas Growth Fund-1991 Trust which are currently exercisable. Mr. Soileau disclaims beneficial ownership of these Warrants.

                                  SCHEDULE 13G

------------------------------                                           ------
CUSIP No.          007094 105                                              -7-
------------------------------                                           ------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David W. Russell                            ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     /_/

--------------------------------------------------------------------------------
                                                                  (b)    /x/
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,025,798  (*)     7.4%(+)
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,025,798  (*)     7.4%(+)
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,025,798
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.4%(+)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 1,022,798 shares held in trust as trustee for the McIntosh Charitable Remainder Unit Trust. Mr. Russell disclaims beneficial ownership of these shares.
(+) This percentage only accounts for the Trust's shares, which are subject to the Voting Agreement.

                                  SCHEDULE 13G

------------------------------                                           -------
CUSIP No.          007094 105                                               -8-
------------------------------                                           -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          William E. Lange                              ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)      /_/

                                                              (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       850,905     6.2%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        850,905     6.2%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         850,905
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                           -------
CUSIP No.          007094 105                                                -9-
------------------------------                                           -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sarvadi Family Foundation                     76-0453518
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    /_/

                                                                 (b)    /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       214,967     1.6%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        214,967     1.6%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         214,967
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                          -------
CUSIP No.          007094 105                                             -10-
------------------------------                                          -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          McIntosh Charitable Remainder Unit Trust         76-6091470
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)     /_/
--------------------------------------------------------------------------------
                                                                  (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,022,798    7.4%
         BENEFICIALLY           ------------------------------------------------
           OWNED B              6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,022,798    7.4%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,022,798
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.4%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                           -------
CUSIP No.          007094-105                                              -11-
------------------------------                                           -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Hammond Family Foundation                   76-0413386
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      /_/

                                                                 (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       43,667     0.3%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        43,667     0.3%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         43,667
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                          --------
CUSIP No.          007094 105                                             -12-
------------------------------                                          --------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gary and Nancy Reed Foundation               76-0414404
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      /_/

                                                               (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       52,448     0.4%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EAC                         -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        52,448     0.4%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         52,448
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                           -------
CUSIP No.          007094 105                                              -13-
------------------------------                                           -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Board of Directors of the Texas Growth
          Fund-1991 Trust                           74-6399808
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)       /_/

                                                                (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       626,324  (*)     4.3%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        626,324  (*)     4.3%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         626,324  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*)  Includes 626,324 Warrants that are currently exercisable.

                                  SCHEDULE 13G

------------------------------                                          -------
CUSIP No.          007094 105                                              -14-
------------------------------                                          --------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TGF Management Corp.                             74-2637520
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      /_/

                                                               (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARE                        626,324  (*)     4.3%
         BENEFICIALL            ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        626,324  (*)     4.3%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         626,324  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.3%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IV, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 626,324 Warrants owned by the Texas Growth Fund-1991 Trust that are currently exercisable. TGF Management Corp. disclaims beneficial ownership of these shares.

                                  SCHEDULE 13G

------------------------------                                           -------
CUSIP No.          007094 105                                               -15-
------------------------------                                           -------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Pyramid Ventures, Inc.                      13-3407479
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     /_/

                                                                (b)     /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,958,677     14.2%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,958,677     14.2%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,958,677
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.2%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IV, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                            ------
CUSIP No.          007094 105                                               -16-
------------------------------                                            ------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gerald M. McIntosh                                ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      /_/

                                                                (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,665,020     12.1%
         BENEFICIALLY           ------------------------------------------------
           OWNED B              6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,665,020     12.1%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,665,020
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

------------------------------                                          --------
CUSIP No.          007094 105                                              -17-
------------------------------                                          --------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gary F. Reed                                      ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)      /_/

                                                              (b)      /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       378,367  (*)     2.8%
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        378,367  (*)     2.8%
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         378,367  (*)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /x/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(*) Includes 52,448 shares owned by the Gary and Nancy Reed Foundation of which Mr. Reed is President. Mr. Reed disclaims beneficial ownership of these shares.

ITEM 1.

         (a)      Name of Issuer:

                           Administaff, Inc.

         (b)      Address:

                           19001 Crescent Springs Drive
                           Kingwood, Texas 77339-3802

ITEM 2.

          This Statement on Schedule 13G relates to the beneficial ownership of shares of common stock, par value $.01 per share (the "Common Stock"), of Administaff, Inc., a Delaware corporation (the "Company" or the "Issuer"), which has its principal executive offices at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

          This Statement on Schedule 13G is being jointly filed by Paul J. Sarvadi, Gerald M. McIntosh, Richard G. Rawson, William E. Lange, Scott C. Hensel, James W. Hammond, Gary F. Reed, the Sarvadi Family Foundation, the McIntosh Charitable Remainder Unit Trust (the "McIntosh Trust"), the Hammond Family Foundation (the "Hammond Foundation"), the Gary and Nancy Reed Foundation (the "Reed Foundation"), the Board of Trustees of the Texas Growth Fund-1991 Trust ("TGF"), (collectively with Pyramid Ventures, Inc. or "PVI", which is not joining in this Filing, are to be known as the "Parties"), together with Stephen
M. Soileau, David W. Russell, and TGF Management Corp. (the "Joint Filers" and, collectively with the Parties (except for PVI) are to be known as the "Reporting Persons").

         Each of the Parties, as party to a voting agreement, as amended, dated May 13, 1994, by and among each of such Parties (the "Voting Agreement") has agreed to, among other things, certain voting provisions with respect to the election of directors of the Issuer. As a result of the Voting Agreement, the Parties may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(i) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock that are subject to the Voting Agreement (the "Shares"). However, each of the Parties disclaims (i) membership in such group and (ii) beneficial ownership of the Shares, other than Shares expressly identified herein as beneficially owned by such Parties.

          In addition, the Joint Filers, who are not parties to the Voting Agreement, and Paul Lattanzio (who is a director of the Company and an affiliate of PVI and is not joining in this Filing) may be deemed to have beneficial ownership of all of the Shares due to their affiliation with, control of or position in entities that are Parties. However, each Joint Filer disclaims (i) membership in such group and (ii) beneficial ownership of the Shares, other than Shares expressly identified herein as beneficially owned by such Joint Filer.

ITEM 2.     (A), (B), (C) NAMES OF PERSONS FILING; ADDRESS; CITIZENSHIP

         Parties.
         --------

          1. Paul J. Sarvadi. Paul J. Sarvadi's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Sarvadi is a citizen of the United States.
          2. Gerald M. McIntosh. Gerald M. McIntosh's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. McIntosh is a citizen of the United States.

          3. Richard G. Rawson. Richard G. Rawson's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Rawson is a citizen of the United States.

          4. Scott C. Hensel. Scott C. Hensel's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Hensel is a citizen of the United States.

          5. James W. Hammond. James W. Hammond's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Hammond is a citizen of the United States.

          6. William E. Lange. William E. Lange's business address is 2119 Parkdale Drive, Kingwood, Texas 77339. Mr. Lange is a citizen of the United States.

          7. Gary F. Reed. Gary F. Reed's address is 2614 Riverlawn Drive, Kingwood, Texas 77339. Mr. Reed is a citizen of the United States.

          8. The Sarvadi Family Foundation. The Sarvadi Family Foundation's principal business address is 2214 Pleasant Creek, Kingwood, Texas 77345. The Sarvadi Family Foundation was founded in Texas.

          9. The McIntosh Charitable Remainder Unit Trust. The McIntosh Trust's principal business address is 3302 Riverlawn Drive, Kingwood, Texas 77339. The McIntosh Trust was founded in Texas.

          10. The Hammond Family Foundation. The Hammond Foundation's principal business address is 1943 Running Springs, Kingwood, Texas 77339. The Hammond Foundation was founded in Texas.

          11. Gary and Nancy Reed Foundation. The Reed Foundation's principal business address is 2614 Riverlawn Drive, Kingwood, Texas 77339. The Reed Foundation was founded in Texas.

          12. Board of Directors of Texas Growth Fund-1991 Trust. The principal business address for TGF is c/o TGF Management Corp., 100 Congress Avenue, Suite 980, Austin, Texas 78701. The Trust was organized in Texas.

          13. Pyramid Ventures, Inc. PVI (although not joining in this Filing) has its principal business address is in care of BT Partners, Inc., 130 Liberty Street, 34th Floor, New York, New York 10006.

         Joint Filers.
         -------------

          1. Stephen M. Soileau. Stephen M. Soileau's business address is 100 Congress Avenue, Suite 980, Austin, Texas 78701. Mr. Soileau is a citizen of the United States.

          2. David W. Russell. David W. Russell's address is 15418 Shanghai, Houston, Texas 77040. Mr. Russell is a citizen of the United States.

          3. TGF Management Corp. The principal business address for TGF Management Corp. is 100 Congress Avenue, Suite 980, Austin, Texas 78701. This organization was organized in Texas.

          4. Paul S. Lattanzio. Paul S. Lattanzio's business address is in care of BT Partners, Inc., 130 Liberty Street, 34th Floor, New York, New York 10006. Mr. Lattanzio is a citizen of the United States. Mr. Lattanzio is not joining in the filing of this Schedule 13G.


ITEM 2.  (D)      TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share

ITEM 2.  (E)      CUSIP NUMBER:

                           00 7094 105

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.   OWNERSHIP

         Each of the Parties has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result, the Parties may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and accordingly may be deemed to have beneficial ownership of all of the Shares. In addition, the Joint Filers may be deemed to have beneficial ownership of all of the Shares due to their affiliation with, control of or position in entities that are Parties. A total of 10,007,904 Shares, representing approximately 68.7% of the 13,796,651 shares of Common Stock outstanding as of February 3, 1997, are subject to the Voting Agreement. However, each of the Reporting Persons expressly disclaims (i) membership in such group and (ii) beneficial ownership of such Shares, other than Shares expressly identified herein as beneficially owned by such Reporting Person.

         For information with respect to each of the Parties and the Joint filers, please see the information set forth below:

         (A)      AMOUNT BENEFICIALLY OWNED:

                           See cover pages Item 9.

         (B)      PERCENT OF CLASS:
                                                                            -21-

                           See cover pages Item 11.

         (C)      NUMBER OF SHARES AS TO WHICH EACH OF THE MEMBERS OF
                  THE GROUP HAS:

                  (i)      Sole power to vote or to direct the vote:

                           See cover pages Item 5.

                  (ii)     Shared power to vote or to direct the vote:

                           See cover pages Item 6.

                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                           See cover pages Item 7.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See cover pages Item 8.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         The identity of each of the members of the group (as defined in Rule 13d-1(c)) is set forth in response to Item 2 above.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10.  CERTIFICATION:

         Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                     /s/ Paul J. Sarvadi
                                     ---------------------------------
                                     Paul J. Sarvadi

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                    /s/ Gerald M. McIntosh
                                    ---------------------------------
                                    Gerald M. McIntosh

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                     /s/  Richard G. Rawson
                                     ---------------------------------
                                      Richard G. Rawson

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                     /s/ Scott C. Hensel
                                     ---------------------------------
                                     Scott C. Hensel

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                    /s/ James W. Hammond
                                    ---------------------------------
                                    James W. Hammond

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                    /s/ Stephen M. Soileau
                                    ---------------------------------
                                     Stephen M. Soileau

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                    /s/ David W. Russell
                                    ---------------------------------
                                    David W. Russell

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                    /s/ William E. Lange
                                    ---------------------------------
                                    William E. Lange

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997
                                       /s/ Gary F. Reed
                                       ---------------------------------
                                       Gary F. Reed

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                      The Sarvadi Family Foundation


                                      By:      /s/ Paul J. Sarvadi
                                               ------------------------------
                                               Paul J. Sarvadi, President

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                   The McIntosh Charitable Remainder
                                   Unit Trust


                                    By: /s/ David W. Russell
                                        -----------------------------------
                                        David W. Russell, Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                        The Hammond Family Foundation


                                        By:     /s/  James W. Hammond
                                                ------------------------------
                                                 James W. Hammond, President

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                          Gary and Nancy Reed Foundation


                                          By:     /s/ Gary F. Reed
                                                  ----------------------------
                                                   Gary F. Reed, President

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                           The Board of Trustees of The Texas Growth
                           Fund-1991 Trust

                            By: TGF Management Corp.,
                                as Executive Director


                                By: /s/ Stephen M. Soileau
                                   ------------------------------------
                                   Stephen M. Soileau,
                                   Executive Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                        TGF Management Corp.,

                                        By:    /s/ Stephen M. Soileau
                                               --------------------------------
                                                  Stephen M. Soileau,
                                                  Executive Vice President

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                 /s/ Paul J. Sarvadi
                                 -----------------------------
                                 Paul J. Sarvadi

                                   EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                              /s/ Gerald M. McIntosh
                              ---------------------------------
                               Gerald M. McIntosh

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                 /s/ Richard G. Rawson
                                 ------------------------------
                                 Richard G. Rawson

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                 /s/ Scott C. Hensel
                                 ----------------------------------
                                 Scott C. Hensel

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                /s/ James W. Hammond
                                ------------------------------
                                James W. Hammond

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                               /s/ Stephen M. Soileau
                               -----------------------------------
                               Stephen M. Soileau

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                /s/ David W. Russell
                                -----------------------------------
                                David W. Russell

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                /s/  William E. Lange
                                ---------------------------------
                                William E. Lange

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997
                                   /s/ Gary F. Reed
                                   -------------------------
                                   Gary F. Reed

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                 The Sarvadi Family Foundation


                                 By:      /s/ Paul J. Sarvadi
                                          ----------------------------------
                                          Paul J. Sarvadi, Presiden

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                    The McIntosh Charitable Remainder
                                    Unit Trust


                                     By: /s/ David W. Russell
                                         ---------------------------------
                                         David W. Russell, Trustee

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                      The Hammond Family Foundation


                                      By:/s/ James W. Hammond
                                         ----------------------------------
                                          James W. Hammond, President

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                      Gary and Nancy Reed Foundation


                                      By: /s/ Gary F. Reed
                                          ----------------------------------
                                               Gary F. Reed, President

                                    EXHIBIT A




                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                 The Board of Trustees of The Texas
                                 Growth Fund-1991 Trust

                                 By: TGF Management Corp.,
                                 as Executive Director


                                     By: /s/ Stephen M. Soileau
                                         ----------------------------------
                                          Stephen M. Soileau,
                                          Executive Vice President

                                    EXHIBIT A



                    Agreement re Joint Filing of Schedule 13G

         By his or its signature below, each of the undersigned hereby agrees that the Report on Schedule 13G to which this Agreement is an Exhibit is filed on his or its behalf and that any amendment to the Report will likewise be filed on his or its behalf if executed by such Reporting Person.

Date:  February 7, 1997

                                       TGF Management Corp.


                                       By: /s/ Stephen M. Soileau
                                           ---------------------------------
                                                 Stephen M. Soileau,
                                                 Executive Vice President